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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

CONTACT: Kirk E. Gorman                                            June 20, 2000
         Chief Financial Officer
         (610) 768-3300


                   UNIVERSAL HEALTH SERVICES, INC. ANNOUNCES
                   ------------------------------------------
                TERMS OF 144A DISCOUNTED CONVERTIBLE DEBENTURES
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     Universal Health Services, Inc. (NYSE: UHS) announced today that on June
19, 2000 it established the terms of the discounted convertible subordinated debentures due 2020 ("Debentures") that it disclosed on June 13, 2000 it was offering for sale through a private placement. The Debentures will be sold for an issue price of $425.90 per $1,000 principal amount of Debenture, and will pay cash interest on the principal amount at the rate of 0.426% per annum, resulting in a yield to maturity of 5.0%. The Debentures will be convertible at the option of the holders thereof into 5.6024 shares of the Company's common stock per $1,000 face amount of Debenture (equivalent at issuance to $76.02 per share of Common Stock). The Company expects to issue Debentures having an approximate aggregate issue price of $225,000,000, or $525,000,000 aggregate principal amount at maturity (subject to increase to up to approximately $250,000,000 issue price, or approximately $590,000,000 aggregate principal amount at maturity).

     As previously announced, the Company intends to use the proceeds of the Debentures to repay debt which then will be reborrowed to finance previously disclosed acquisitions and for other general corporate purposes. Consummation of the sale of the Debentures is subject to customary closing conditions, and there can be no assurance that the offering of the Debentures will be consummated.

     The securities will not be registered or required to be registered under the Securities Act of 1933 (the "Securities Act") and will be sold in the United States in a private placement under Rule 144A under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     Universal Health Services, Inc. is the nation's third largest hospital company, operating 69 facilities in 20 states, Washington, D.C. and Puerto Rico. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE: UHT).

     Certain statements in this release may constitute forward-looking statements and are subject to various risks and uncertainties as discussed in the Company's filings with Securities and Exchange Commission. The Company is not obligated to update these forward-looking statements even if the Company's assessment of these risks and uncertainties changes.


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